EXECUTION VERSION

                            PIMCO SERVICES AGREEMENT
                              ADVISOR CLASS SHARES
                        OF PIMCO VARIABLE INSURANCE TRUST

       The terms and conditions of this Services Agreement between Pacific Investment Management Company LLC ("PIMCO") and CUNA Mutual Insurance Society an Iowa life insurance company (the "Company") are effective as of May 1, 2008.

        WHEREAS, the Company, Allianz Global Investors Distributors LLC and PIMCO Variable Insurance Trust (the "Trust") have entered into a Fund Participation Agreement dated May 1, 2008, as may be amended from time to time (the "Participation Agreement"), pursuant to which the Company, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases Class M and Advisor Class shares ("Shares") of certain Portfolios of the Trust, as set forth in Schedule A to the Participation Agreement ("Portfolios") to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts ("Variable Contracts") offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts; and

       WHEREAS, PIMCO recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account's investments in the Portfolios, and that in the course of soliciting applications for Variable Contracts issued by the Company and in servicing owners of such Variable Contracts, the Company will provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios, and provide services respecting investments in the Portfolios; and

       WHEREAS, PIMCO wishes to compensate the Company for the efforts of the Company in providing written and oral information and services regarding the Trust to Variable Contract owners;

       WHEREAS, Section 5.1 of the Participation Agreement shall not be construed to prohibit the payment of fees to the Company hereunder; and

       WHEREAS, the following represents the collective intention and understanding of the service fee agreement between PIMCO and the Company.

       NOW, THEREFORE, in consideration of their mutual promises, the Company and PIMCO agree as follows:


       1. Services. The Company and/or its affiliates agree to provide services ("Services") to owners of Variable Contracts including, but not limited to: teleservicing support in connection with Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors' votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by
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                                                               EXECUTION VERSION

or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the Trust or Pacific Investment Management Company (the administrator of the Portfolios) as may be reasonably requested.

       2. Compensation. In consideration of the Services, PIMCO agrees to pay to the Company a service fee at an annual rate equal to ten (l0) basis points (0.10%) of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company.

       3.  Compliance with Laws. The Company agrees that:

       (a) in performing its duties under this Agreement, the Company will abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974; and

       (b) the arrangements provided for in this Agreement, including the compensation arrangements provided for in this agreement, will be timely disclosed, to the extent necessary or appropriate, to Variable Contract owners.

       4. Term. This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically upon the redemption of all Shares held in the Separate Accounts, upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement, as to a Portfolio upon termination of the investment advisory agreement between the Trust, on behalf of such Portfolio, and PIMCO, or upon assignment of the Participation Agreement by either the Company or PIMCO. Notwithstanding the termination of this Services Agreement, PIMCO will continue to pay the service fees in accordance with paragraph 2 so long as net assets of the Separate Accounts remain in a Portfolio, provided such continued payment is permitted in accordance with applicable law and regulation.

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                                                               EXECUTION VERSION

       5. Amendment. This Services Agreement may be amended only in writing with the consent of both parties. In this regard, this Agreement may be amended by PIMCO (but not by the Company) at any time by mailing a copy of a written amendment to the Company. In the absence of written objection to such amendment, continued performance by the Company under this Agreement shall constitute Company's consent to such written amendment.

       6. Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, PIMCO or the Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

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                                                               EXECUTION VERSION

       In witness whereof, the parties have caused their duly authorized officers to execute this Services Agreement.

                          PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

                          /s/ Ernest Schneider
                          -----------------------------
                          By:
                          Title:
                          Date:

                          CUNA MUTUAL INSURANCE SOCIETY

                          /s/ Kevin Thompson
                          -----------------------------
                          By:  Kevin Thompson
                          Title: Vice President
                          Date: 3/26/08

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